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Exhibit 15.1

Letter re: Unaudited Interim Financial Information

August 12, 2004

CVS Corporation
Woonsocket, Rhode Island

Board of Directors:

Re:
Registration Statements Numbers 333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253 and 333-63664 on Form S-8, 333-52055 on Form S-3, and 333-78253 on Form S-4.

        With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 30, 2004, related to our review of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP KPMG LLP
Providence, Rhode Island

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  Exhibit 15.1